Exhibit 99.1

For Release December 20, 2005—1:30 p.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

Sterling Financial Corporation of Spokane, Washington, Announces Dividend Reinvestment and Direct Stock Purchase and Sale Plan

SPOKANE, Wash., Dec. 20 /PRNewswire-FirstCall/ - - Sterling Financial Corporation (Nasdaq: STSA) today announced the introduction of a Dividend Reinvestment and Direct Stock Purchase and Sale Plan, allowing existing registered shareholders to increase their holdings of Sterling common stock by automatically reinvesting all or a portion of their cash dividends or by making optional cash contributions to purchase additional shares of Sterling common stock. The Plan will also provide new investors an opportunity to make an initial direct investment in Sterling common stock.

The Plan is being administered by Sterling’s transfer agent, American Stock Transfer & Trust Company, and the offering of shares under the Plan will commence on or about January 3, 2006. The prospectus relating to the Plan will be mailed to Sterling’s registered shareholders on or about December 27, 2005 and will be available online at the Investor Relations — SEC Filings section of Sterling’s website at www.sterlingsavingsbank.com. Enrollment information and details regarding the Plan will also be available online through American Stock Transfer & Trust’s website at www.amstock.com. A copy of the prospectus may be obtained, when available, from American Stock Transfer & Trust at the following address: Sterling Financial Corporation, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Attn: Shareholder Relations Department or by calling American Stock Transfer & Trust’s customer service department toll-free at 1-800-676-0791. A copy of the prospectus also may be obtained from, and inquiries to Sterling can be directed to, Sterling’s Shareholder Services department at 509-227-5389.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Sterling common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona and California. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.